Exhibit 10.N

Cables and Telegrams; MINILANDS             MINISTRY OF LANDS, FORESTRY AND MINE
Telephone: 233-21-687314                                P. O. BOX M. 212
Tel / Fax: 233-21-666801                                      Accra

In case of reply the
number and date of this                                        February 12, 200
letter should be quoted.                                       -----------------
Our Ref. No DB-47/285/04         [LOGO OMITTED]
           -------------
                                REPUBLIC OF GHANA
Your Ref. No
            ------------



MR. ALEX ADJEI
CHAIRMAN
ETERNITY GHANA LIMITED
P.O. BOX AN 7799
ACCRA-NORTH

PROF. SOLOMON E. AYENSU
CHAIRMAN
HABER MINING GHANA LIMITED
#1, 4TH CIRCULAR CLOSE
SSNIT ESTATES
CANTONMENTS
ACCRA


Dear Sirs,

APPLICATION FOR APPROVAL FOR THE ASSIGNMENT OF ETERNITY GHANA LIMITED'S
-----------------------------------------------------------------------
RECONNAISSANCE LICENCE TO HABER MINING GHANA LIMITED
----------------------------------------------------

The Minerals Commission has recommended that I grant my consent to the above agreement between Eternity Ghana Limited (Eternity) and Haber Mining Ghana Limited (Haber) in respect of the reconnaissance lincence at Duayaw Nkwanta and Anyinasuso in the Brong Ahafo Region.

Consequently, in accordance with Section 14 of the Minerals and Mining Act 2006, Ac 703, I hereby grant my consent to the agreement subject to the payment of the appropriate consideration fees to the Minerals Commission.

/s/ DOMINIC K. FOBIH
PROF. DOMINIC K. FOBIH (MP)
MINISTER

cc:  Chief Executive, Minerals Commission, Accra

     Chief Inspector of Mines, Inspectorate Division, Minerals Commission, Accra

     Executive Director, Environmental Protection Agency, Accra

Cables and Telegrams; MINILANDS            MINISTRY OF LANDS, FORESTRY AND MINES
Telephone: 233-21-687314                                P. O. BOX M. 212
Tel / Fax: 233-21-666801                                      Accra

In case of reply the
number and date of this                                      21st DECEMBER, 2006
letter should be quoted.                                     -------------------

Our Ref. No DB-47/285/04 D       [LOGO OMITTED]
            --------------
Your Ref. No                    REPUBLIC OF GHANA
            --------------



THE MANAGING DIRECTOR
ETERNITY (GH) LIMITED
ACCRA-NORTH


                     RE: RENEWAL OF RECONNAISSANCE LICENCE
                     -------------------------------------
                              ETERNITY [GH) LIMITED
                              ---------------------

Upon the recommendation of the Minerals Commission regarding the satisfactory manner in which ETERNITY (GH) LIMITED executed its prospecting programme and the fact that the Company has obtained an environmental permit from the Environmental Protection Agency (EPA), the reconnaissance licence granted the Company on 14th November, 2005 in the Duayaw Nkwanta and Anyinasuso areas in the Brong-Ahafo Region is hereby renewed for a further one-year period.

The renewal is in respect of the areas to be retained, edged pink on the attached site plans.


/s/ DONIMIC K. FOBIH
PROF. DONIMIC K. FOBIH (MP)
MINISTER

        Cc:     The Chief Inspector of Mines
                Inspectorate Division
                Accra

                The Deputy Director
                Geological Survey Department
                Accra

                The Executive Director
                Environmental Protection Agency
                Accra

                                             Lawfields
                                             C O N S U L T I N G

                                             #799/3, 5th Crescent
                                             Asylum Down, Accra (off Ring Road)
                                             PMB CT 244, Accra, Ghana
                                             Tel:   (233.21)240 649
                                             Fax:   (233.21)240 656
                                             E-mail:info@lawfieldsconsulting.com
                                             Website:www.lawfieldsconsulting.com
January 16, 2007

The Chairman
Eternity Ghana Limited
P.o.Box AN 7799
Accra-North
Accra


Dear Sir,

Notice of Exercise of Call Option to Purchase Eternity Ghana
------------------------------------------------------------
Limited Reconnaissance Licence
------------------------------

We write as Solicitors for and on behalf of Haber Mining Company Ghana Limited with reference to the Call Option Agreement ("Option Agreement") executed between your company and our client in September 2006.

We have our client's instructions to serve notice pursuant to clause 3.1 of the Option Agreement, which we hereby do, that our client desires to purchase your company's rights under the Reconnaissance Licence as defined under that Agreement. Take notice also that your company is under an obligation to complete the transfer of its rights under the Reconnaissance Licence to our client pursuant to clause 4 of the Option Agreement, no later than the 1st of February 2007, subject to approval of the Government of Ghana.

Yours faithfully,
/s/ Elsie Addo
Elsie Addo (Ms.)
Managing Consultant

Cc. The Chairman
    Haber Mining Company Ghana Ltd.
    #1, 4th Circular Close,
    SSNIT Estate, Cantonments
    Accra

                              CALL OPTION AGREEMENT



                                     BETWEEN



                             ETERNITY GHANA LIMITED



                                       AND



                           HABER MINING GHANA LIMITED




                          Dated as of    September 2006

THIS AGREEMENT is made this    day of September 2006

BETWEEN

Eternity Ghana Limited (EGL) a company incorporated under the laws of the republic of Ghana and whose registered address is P.O. Box AN 7799 Accra-North, Accra of the first part;

AND

Haber Mining Ghana Limited (MGL) a company incorporated under the laws of the Republic of Ghana and whose registered office is Number 1, 4th Circular Close, SSNIT Estate, Cantonments Accra, Ghana of the other part.

WHEREAS

A. EGL is a company incorporated under the laws of the Republic of Ghana and is the registered owner of a reconnaissance license issued by the Government of the Republic of Ghana on the 11th November 2004 in respect of a parcel of land in the area described in the Schedule to this agreement;

B.   HMGL is a company incorporated under the laws of the Republic of Ghana;

C.   HMGL desires an to aquire the Reconnaissance license;

D.   EGL has agreed to give HMGL an option to aquire the Reconnaissance license;

E. EGL and HMGL have agreed to enter into this Call Option Agreement to set the terms to govern the option to the Reconnaissance License and Licensed Area will be assigned.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.   DEFINITIONS

     1.1 In this Agreement, the words and expressions shall have shall have the following meanings unless the context shall otherwise require.

          "Business Day"                 means any day on which banks are open
                                         for business in the republic of Ghana;

          "Call Exercise Price"          means the price payable in United Staes
                                         Dollars by HMGL;

          "Call Option"                  means the right granted HMGL under
                                         clause 2.1 herein to acquire the the
                                         Reconnaissance license from EGL on the
                                         terms set forth herein;

          "Excercise Period"             means the period commencing from [ ] to
                                         1st February 2007;

          "Notice of Exercise"           means the notice in writing, whisch may
                                         be given by HMGL pursuant to Clause 3
                                         hereof

          "Parties"                      means EGL and HMGL, and the expression
                                         'Party' shall be construed to mean any
                                         of the Parties;

          "Reconnaissance
           Licence" means the license issued by the Minerals Commission in favor of EGL to reconnoiter for and prove gold, diamonds and base metals in the Licensed Area.

          "This Agreement"               means this Agreement, as varied from
                                         time to time, pursuant to its terms.

          "Settlement Date"              means the date specified in the Notice
                                         of Exercise for completion of the sale
                                         and purchase of the Reconnaissance
                                         Licence in accordance with Clause 4 of
                                         this Agreement (being not more than one
                                         year from the date of the Notice of
                                         Exercise; provided however that is a
                                         settlement Date falls on a day which is
                                         not a Business Day, then such
                                         Settlement Date shall be the next
                                         succeeding Business Day.

          "United States Dollars or US$" means the lawful currency of the United
                                         States of America

2.   CALL OPTION

     2.1 In consideration of the mutual covenants and agreements contained in this agreement, EGL hereby grants to HMGL the exclusive option not an obligation to acquire the Reconnaissance license from EGL on the exercise of which EGL will become bound to assign and HMGL will become bound to complete the acquisition of the Reconnaissance license.

     2.2 On the date of signing of this Agreement HMGL shall pay Hundred United States Dollars ($100.00) to EGL. as consideration for the Call Option Period.

3.   EXERCISE OF CALL OPTION

     3.1 At any time during the Exercise period, HMGL may give a Notice of Exercise of the Call Option to EGL and in accordance with such notice, HGML shall buy the Reconnaissance licence from EGL at the price of three hundred thousand United States Dollars (US$ 300,000.00) 'Exercise price", in accordance with the provisions of this Agreement.

     3.2 A Notice of Exercise, once given by the HMGL, shall not be withdrawn except with the consent in writing of EGL.

     3.3 If a Notice of Exercise is given, then the completion of the sale and purchase of the Reconnaissance licence shall take place in accordance with the provisions of clause 4 below.

4.   COMPLETION

     4.1 Completion of the sale and purchase of the Reconnaissance licence shall take place at the registered office of EGL (or at such other place as may be agreed) on the Settlement Date, in the manner provided in Clause 4.2.

     4.2  On Completion:

          (a)  EGL shall:

               (i)  assign the Reconnaissance licence to the HMGL;

               (ii) deliver all the relevant documents in respect of the
                    Reconnaissance licence;

               (v) do such things and execute such documents as shall be necessary or as the HMGL may reasonably request to give effect to the purchase of the Reconnaissance licence provided however that the cost of preparing any such documents and all other relevant expenses shall be borne by HMGL;

          (b)  Subject to EGL complying with its obligations under clause 4.2
               (a) above, HMGL shall pay the Call Exercise Price to the EGL in accordance with payment instructions as shall have been given by EGL.

5.   REPRESENTATIONS AND WARRANTIES

     The Parties hereby represent and warrant to each other that the following statements are true, accurate and not misleading as at the date of this
     Agreement:

     5.1 it has the full power and legal right to incur its respective obligations provided for in this Agreement, to execute and deliver this Agreement, and to perform and observe the terms and provisions hereof applicable to it; and

     5.2 This Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with the terms thereof.

6.   TERMINATION

     6.1 This Agreement shall terminate on the expiry of the Exercise Period if no Notice of Exercise shall have been served on or prior to such time.

     6.2 The Call Option granted under this Agreement shall be exercisable provided any Notice of Exercise shall have been served on or prior to the expiry of the Exercise Period, this Agreement shall terminate upon the fulfillment of the parties' obligations under this Agreement.

     6.3 On termination of this Agreement the rights and obligations of the Parties under this Agreement shall cease and determine except in respect of any antecedent breach of this Agreement.

7.   NOTICES

     7.1 Every notice required or contemplated by this Agreement shall be given in writing and if:

          (a)  delivered by hand, effective when received, or

          (b) sent by prepaid courier services, registered or certified mail effective on the day it is officially recorded as delivered by return receipt or equivalent, or

          (c) sent by telex effective when acknowledged by the answer back of the addressee's telex machine, or

          (d) sent by facsimile effective at 10 a.m. on the Business Day after the date of dispatch, or

          (e) sent by electronic mail, effective when acknowledged by the answer back of the addressee's electronic mail system.

     7.2 A notice sent by facsimile, electronic mail or telex should be confirmed by letter sent by prepaid courier service, registered or certified mail and where documentary evidence exists that a confirmatory letter was dispatched non receipt of that letter shall not invalidate the notice sent by facsimile or telex. In each case the notice is to be addressed to the Party to whom intended at its last known address as stated herein, (which includes an electronic mail address, a telex and/or facsimile number) or at such other address as the intended recipient shall have designated by written notice.

     7.3 All notices shall be sent to the parties herein at their following addresses:

          For Eternity Ghana Limited

          To:               Hon. Alex Adjei

          Address:          P.O.Box AN 7799, Accra-North, Accra.

          Telephone:        +233-244-020884, +233-020-820884,

                            +233- 021-305770

          Fax:              +233-021-236999



          For Haber Mining Ghana Limited

          To:               Prof. Edward Solomon Ayensu

          Address: No. 1, 4th Circular Close, SSNIT Estates, Cantoments Accra. P.O.Box KIA 16525, Accra Ghana.

          Telephone:        +233-021-778677

          Fax:              +233-021-761315-6

          Email:            eayensu@@ghana.com

8.   SUCCESSORS BOUND

     This Agreement shall be binding on and shall enure to the benefit of the successors (as the case may be) of each of the parties hereto.

9.   ENTIRE UNDERSTANDING

     This Agreement embodies the entire understanding of the Parties in respect of the matters contained or referred to in it and there are no promises, terms, conditions or obligations oral or written express or implied other than those contained in this Agreement.

10.  CONFIDENTIALITY

     Each Party shall keep confidential any information about the content of this Agreement and shall keep confidential and not use for its own purposes any information about the business affairs of the other Party which may come within its knowledge during the life of this Agreement, provided that the above restrictions shall not apply to:

          (a) confidential communications between the Parties and their representative professional advisers and banker;

          (b) disclosures to any court or fiscal or regulatory authority or in accordance with rules from time to time in force of any applicable recognized investment

          (c) any information which is in or, after the date of this Agreement, comes into the public domain, except as a result (direct or indirect) of the act or omission of the Party concerned.

11.  FORCE MAJEURE

     11.1 No Party shall be liable for delay in performance or failure to perform its obligations under this Agreement if such delay or failure results from circumstances outside its reasonable control or Force Majeure. Such delay or failure shall not constitute a breach of this Agreement and the time for its performance shall be extended by such period as is equal to that during which performance is prevented.

     11.2 For the purpose of this Agreement, "Force Majeure" means any circumstances beyond the reasonable control of the Party affected by it including:

          (a)  any strike, lock-out or other form of industrial action;

          (b) Act of God, explosion, flood, lighting, tempest, fire or accident;
          (c) War, hostilities ( whether war has been declared or not,) invasion, act of foreign enemies;

          (d) Rebellion, revolution, insurrection, military or usurped power or civil war;

          (e)  Riot, civil commotion or disorder;

          (f) Acts, restrictions, regulations, bye-laws, refusals to grant any licenses or permissions, prohibitions, or measures of any kind on the part of any governmental authority;

          (g)  Import or export regulations or embargoes;

          (h) Breakdown of or accident to plant, machinery or equipment except where breakdown is due to a failure by the Party concerned to maintain that plant, machinery or equipment;

12.  GOVERNING LAW AND JURISDICTION

     12.1 This Agreement shall be governed by and construed in accordance with the laws of Ghana.

     12.2 The courts of Ghana shall have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement.

13.  CONTINUING AGREEMENT

     All the provisions of this Agreement shall so far as they are capable of being performed and observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed.

14.  GOOD FAITH

     Each of the Parties hereto undertakes with each of the other to do all things reasonably within its power, which are necessary or desirable to give effect to the spirit and intent of this Agreement.

15.  TIME OF THE ESSENCE

     Any date or period mentioned in this Agreement may be extended by agreement between the Parties hereto failing which, as regards any such date or period, time shall be of essence this Agreement.

16.  ARBITRATION

     In the event of any misunderstanding or dispute between the Parties hereto such dispute shall be settled through negotiations but where this fails within a reasonable time the matter shall be referred to arbitration in accordance with the provisions of the Arbitrations Act, 1961 (Act 38) of the Republic of Ghana. The arbitral proceedings will be governed by the Rules of the Ghana Arbitration Centre in force at the time of arbitration.

17.  ENTIRE UNDERSTANDING

     17.1 This Agreement embodies the entire understanding of the Parties in respect of the matters contained or referred to in it and there are no promises, terms, conditions or obligations oral or written express or implied other than those contained in this Agreement.

     17.2 This Agreement may only be amended in writing signed by all the Parties to this Agreement.

18.  AMENDMENT AND WAIVER

     18.1 No variation of this agreement shall be effective unless made in writing and signed by all the parties.

     18.2 No waiver of any term provision or condition of this agreement shall be effective except to the extent made in writing and signed by the waiving party.

     18.3 No omission or delay on the part of any party in exercising any right power or privilege under this agreement shall operate as a waiver by it of any right to exercise it in future or of any other of its rights under this agreement.

19.  ENFORCEABILITY AND SEVERABILITY

     This Agreement shall, as to any of its provisions remaining to be performed in whole or in part or capable of having effect following completion, remain in full force and effect despite completion.

20.  COUNTERPARTIES

     This Agreement may be executed in any number of parts each of which, when executed by one or more parties hereto, shall constitute an original document but all of which shall together constitute one and the same instrument.

In WITNESS WHEREOF the Parties or their duly authorised representatives have signed this Agreement as of the date first above written.



SIGNED for and behalf of Eternity Ghana Limited by

/s/ Alex Adjei
--------------

Name  Hon. Alex Adjei

Designation: Chairman of Board of Directors, Eternity Ghana Limited



In the Presence of:

/s/ Baffour Kyei
----------------
(Witness)

Name:  BAFFOUR KYEI

Occupation: Businessman

Address:  P.O. Box 7799
          Accra-North

SIGNED for and on behalf of Haber Mining Ghana Limited

/s/ Edward Solomon Ayensu
-------------------------

Name:     Prof. Edward Solomon Ayensu

Designation: Chairman of Board of Directors



In the Presence of:

/s/ Maria Ashong
----------------

Name: Maria Ashong

Occupation: International Relations

Address:  No. 12 Petrolewa
          Acbimota, Accra Ghana.

                         THE SCHEDULE ABOVE REFERRED TO:
                         -------------------------------
All that piece or parcel of land containing an approximate area of 234.65 and
66.82 square kilometres lying to the:
                                    AREA 'A'
                                    --------
North of Latitudes 6(degree) 52' 20", 6(degree) 51' 20", 6(degree) 48' 00", 6(degree) 48' 45" and 6(degree) 48' 42"; South of Latitudes 7(degree) 00' 00" and 6(degree) 55' 00"; East of Longitude 2(degree) 15' 00"; West of Longitudes 2(degree) 03' 05", 2(degree) 07' 00", 2(degree) 11' 00" and 2(degree) 12' 45" in the Ahafo Ano North, Ahafo Ano South and Asutifi Districts of the Ashanti and Brong Ahafo Regions of the Republic of Ghana which piece or parcel of land is more particularly delineated on the plan annexed hereto for the purposes of identification and not of limitation.
                                    AREA ' B'
                                    ---------
North of Latitudes 7(degree) 08' 38", 7(degree) 09' 00" and 7(degree) 09' 40"; South of Latitude 7(degree) 15' 00"; East of Longitudes 2(degree) 08' 38", 2(degree) 12' 08" and 2(degree) 10' 50"; West of Longitudes 2(degree) 05' 15", 2(degree) 08' 58" and 2(degree) 10' 00" in the Tano District of the Brong Ahafo Region of the Republic of Ghana which piece or parcel of land is more particularly delineated on the plan annexed hereto for the purposes of identification and not of limitation.

                                    AGREEMENT


                              FOR THE ASSIGNMENT OF


                             RECONNAISSANCE LICENSE


                                     BETWEEN


                             ETERNITY GHANA LIMITED


                                       AND


                           HABER MINING GHANA LIMITED




                       Dated the 23rd day of January 2007

THIS AGREEMENT is made this 23rd day of January 2007

BETWEEN

ETERNITY GHANA LIMITED a company incorporated under the laws of the Republic of Ghana whose physical office address is #C69/3 Adabraka-Accra, P.O.Box AN. 7799, Accra-North Ghana (hereinafter referred to as the "Assignor") of the one part;

AND

HABER MINING GHANA LIMITED a company incorporated under the laws of the Republic of Ghana whose physical office address is # 1, 4th Circular Close, SSNIT Estates, Cantonments Accra, Ghana (hereinafter referred to as the "Assignee") of the other part.

WHEREAS:

A. The Assignor is a company incorporated under the laws of the Republic of Ghana and is the registered owner of a Reconnaissance License issued by the Government of the Republic of Ghana in respect of a parcel of land in the area described in the Schedule to this Agreement on 11th November 2004 for a one-year period which was extended for a further twelve-month period from 14th November 2005, and was subsequently renewed for a further one-year term from the 21st of December 2006;

B. The Assignee is a company incorporated under the laws of the Republic of Ghana;

C. The Assignee has offered to acquire the rights of the Assignor under the Reconnaissance License for the unexpired term thereof;

D. The Assignor has agreed to assign to the Assignee, its rights under the Reconnaissance License for the unexpired term thereof;

E. The Assignor and the Assignee have agreed to enter into this Agreement to set the terms under which the residue of the term of the Reconnaissance License and Licensed Area will be assigned.
THE PARTIES HEREBY AGREE AS FOLLOWS:

1.   Definition and Interpretation

     1.1 In this Agreement unless the context otherwise requires, the following expressions shall have the following meanings:

          "Business Day"                means any day on which banks are open
                                        for business in the Republic of Ghana;

          "Effective Date"              means the date on which the Minister
                                        gives his consent to the assignment
                                        hereby made;

          "Licensed Area"               means the area described in the Schedule
                                        to this Agreement and demarcated on the
                                        map which forms part of this Agreement
                                        with respect to which the Government of
                                        Ghana issued the Reconnaissance License;

          "Minerals"                    means gold, diamonds and base metals
                                        covered by the Reconnaissance License;

          "Minister"                    means the Minister responsible for
                                        mining;

          "Parties"                     means the Assignor and the Assignee, and
                                        the expression `Party' shall be
                                        construed to mean any of the Parties;

         "Reconnaissance
           Licence" means the licence issued by the Minerals Commission in favour of the Assignor to reconnoiter for and prove gold, diamonds and base metals in the Licenced Area.

          "This Agreement"              means this Agreement, as varied from
                                        time to time, pursuant to its terms.

     1.2 The residue of the term of the Reconnaissance License is the period of time from the Effective Date of this Agreement to 20th December, 2007 when the Reconnaissance License shall expire.

     1.3 The Recitals form part of this Agreement and shall have the same force and effect as if set out in this Agreement.

     1.4 Unless otherwise specified, words importing the singular include the plural, words importing any gender include every gender, and words importing persons include bodies corporate and unincorporated, and (in each case) vice versa.

     1.5 The headings are inserted for convenience only and shall not affect the construction of this Agreement.

2.   Consideration

     2.1 In consideration of the Assignee paying to the Assignor the sum of three hundred thousand United States dollars (US$300,000.00) (receipt of which the Assignor hereby acknowledges) the Assignor hereby ASSIGNS to the Assignee, and the Assignee hereby accepts the rights under the unexpired legal and beneficial interests of the Assignor under the Reconnaissance License and Licensed Area.

     2.2 the Assignee shall pay the consideration stated in clause 2.1, within 2 days, following approval of the Assignment to Assignee by the Government of the Republic of Ghana.

     WARRANTIES

3.   Government Consent

     The Assignment of the residue of the term of the Reconnaissance Licence hereby made to the Assignee is subject to the consent of the Government of the Republic of Ghana.

5.   Full Powers

     The Parties warrant to each other that they have the full authority and consents of their respective Board of Directors to enter into this Agreement.

6.   Future Observance of License Agreement

     The Assignee agrees to be bound by and covenants to perform and observe the terms and conditions of the License Agreement between the Assignor and the Government of the Republic of Ghana dated 11th November 2004 for a one year period which was extended for a further twelve-month period from 14th November 2005, and was subsequently renewed for a further one-year term from the 21st of December 2006.

7.   Further Assurance

     The Assignor shall from time to time and upon the request of the Assignee, provide any additional documents and/or do any other act or things which may reasonably be required to obtain the extension of the Reconnaissance License.

8.   Entire Understanding

     This Agreement constitutes the whole agreement or understanding between the Parties and shall supercede all promises, representations, warranties, undertakings, statements, whether written or oral made by or on behalf of one Party to the other of any nature whatsoever prior to the effective date of this Agreement.

9.   Waiver

     The failure of any Party to this Agreement at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce the same; and no waiver by any party to this Agreement of any provision (or breach of any provision) of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any provision (or of a breach of any other provision) of this Agreement.

10.  Force Majeure

     None of the Parties shall have any liability to any of the Parties for any such failure or delay in the performance hereunder if such failure or delay arises out of causes occurring without its fault or negligence (except financial) reasonably beyond its control, or by force majeure such as explosion, earth quake, fire, flood or other natural disaster or government action that prevents performance. In the event of such delay or non-performance continuing for a continuous period of 90 days but not otherwise the other Party may by notice in writing terminate this Agreement forthwith.

11.  Non-Assignment

     11.1 None of the Parties hereto shall without the consent in writing of the other Party assign, transfer, alienate, or encumber in any way its rights and/or delegate its obligation under this Agreement, or this Agreement itself or any part thereof.

     11.2 Any purported assignment, transfer, alienation, encumbering or delegation in violation of clause 11.1 hereof shall be null and void.

12.  Commencement

     This Agreement shall come into effect on the Effective Date.

13.  Termination and Effect

     13.1 The Assignee may terminate this Agreement where the Assignor fails or ceases to perform its obligations under this Agreement, seven (7) days after the Assignee has served notice on the Assignor of its failure or cessation to perform its obligations and the Assignor refuses or fails to perform its obligations;

     13.2 Without prejudice to clause 13.1, either Party may, by giving 30 day's written notice, terminate this Agreement if the other;

          (a)  becomes bankrupt;

          (b)  has a receiving order made against it; or

          (c) makes any arrangement with its creditors generally or takes or suffers any similar action as a result of a debt.

     13.3 The termination of this Agreement shall not in any way operate to impair or to destroy any of the rights or remedies of any Party, or to relieve any Party of its obligations to comply with any of the provisions of this Agreement, to the extent that those rights, remedies or obligations shall have accrued prior to the effective date of termination.

14.  Notices

     14.1 Every notice required or contemplated by this Agreement shall be given in writing and:

          (a)  delivered by hand, effective when received, or

          (b) sent by prepaid courier services, registered or certified mail effective on the day it is officially recorded as delivered by return receipt or equivalent, or

          (c) sent by facsimile effective on the business day after the date of dispatch where business day means a day on which the banks are open in the location to which the notice is sent and the times are those in that location, or

          (d) sent by electronic mail, effective when acknowledged by the answer back of the addressee's electronic mail system.

In the case of Eternity Ghana Limited

To:               Hon. Alex Adjei

Address:          C 69/3 Adabraka Accra, P.O Box 7799, Accra-North, Accra

Telephone:        +233-024-4020884, +233-020- 820884,
                  +233-021-305770

Fax:              +233-021-236999

In the case of Haber Mining Ghana Limited

To:               Prof. Edward Solomon Ayensu

Address:          No. 1, 4th Circular Close, SSNIT Estates, Cantonments Accra.
                  P.O. Box KIA 16525, Accra Ghana.

E-mail:           eayensu@qhana.com

Telephone:        +233-021-778677

Fax:              (233-21) 761315-6


14.2 A notice sent by facsimile or electronic mail should be confirmed by letter sent by prepaid courier service, registered or certified mail and where documentary evidence exists that a confirmatory letter was dispatched non receipt of that letter does not invalidate the notice sent by facsimile or electronic mail.

14.3 In each case the notice is to be addressed to the Party to whom it is intended at its last known address as stated herein, (which includes an electronic mail address, and/or facsimile number) or at such other address as the intended recipient shall have designated by written notice.


15.  Severability

     Where possible, each provision and every part of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or part of this Agreement shall be invalid or prohibited under the applicable law, such provision shall be ineffective only to the extent of such prohibition in such jurisdiction and shall not affect the remainder of any such provision or where part of this Agreement are adjudged by a court or arbitrator to be invalid or unenforceable, the parties agree that the court or arbitrator making such determination of invalidity or unenforceability shall have the power to adjust the terms of this Agreement to make this Agreement valid and enforceable as nearly as possible to the original intent of the parties.

16.  Successors Bound

     This Agreement shall be binding on and shall enure for the benefit of the successors and assigns and personal representatives (as the case may be) of each of the parties hereto.

17.  Continuing Agreement

     All the provisions of this Agreement shall so far as they are capable of being performed and observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed.

18.  Good Faith

     Each of the Parties hereto undertakes with each of the others to do all things reasonably within its power, which are necessary or desirable to give effect to the spirit and intent of this Agreement.

19.  Time of the Essence

     Any date or period mentioned in this Agreement may be extended by agreement between the Parties hereto failing which, as regards any such date or period, time shall be of the essence of this Agreement.

20.  Arbitration

     In the event of any misunderstanding or dispute between the Parties hereto such dispute shall be settled through negotiations but where this fails within a reasonable time the matter shall be referred to arbitration in accordance with the provisions of the Arbitrations Act, 1961 (Act 38) of the Republic of Ghana. The arbitral proceedings will be governed by the Rules of the Ghana Arbitration Centre in force at the time of arbitration.

21.  Supremacy of Minerals and Mining Law

     21.1 This Agreement shall be subject to the Minerals and Mining Act 2006, (Act 703) subject to any subsequent replacement thereof.

     21.2 This Agreement shall be governed by and construed in accordance with the Laws of the Republic of Ghana and the right and duties of the parties shall be in accordance with the Laws of the Republic of Ghana.

IN WITNESS whereof the parties hereto have set their names, hands and seals on the day and year above first written.

SIGNED for and on behalf of the Assignor, Eternity Ghana Limited by:


/s/ Alex Adejei
---------------

Name Hon. Alex Adjei

Designation: Chairman of the Board of Directors.

In the presence of:


Sign:  /s/[ILLEGIBLE SIGNATURE]
       ------------------------  (Witness)

Name: [ILLEGIBLE NAME]

Occupation: Computer Technician

Address:  P.O. Box KIA 16525
          Airport, Accra


SIGNED for and on behalf of the Assignee, Haber Mining Ghana Limited by


/s/ Edward Solomon Ayensu
-------------------------

Name: Prof. Edward Solomon Ayensu

Designation: Chairman of the Board of Directors


In the presence of:


Sign  /s/[ILLEGIBLE SIGNATURE]
      ------------------------  (Witness)

Name: [ILLEGIBLE Name]

Occupation: Computer Technician

Address:  P.O. Box KIA 16525
          Airport, Accra

                                    SCHEDULE

ALL THAT piece or parcel of land containing an approximate total area of 234.65 and 66.82 square kilometers lying to the:

                                    AREA 'A'

North of Latitudes 6(degree) 52'20", 6(degree) 51'20", 6(degree) 48'00", 6(degree) 48' 45", and 6(degree) 48' 42"; South of Latitude 7(degree) 00' 00", 6(degree) 55'00"; East of Longitude 2(degree) 15' 00"; West of Longitudes 2(degree) 03' 05", 2(degree) 07' 00", 2(degree) 11' 00" and 2(degree) 12' 45" in the Ahafo Ano North, Ahafo Ano South and Asuitifi Districts of the Ashanti and Brong Ahafo Regions of the Republic of Ghana which piece or parcel of land is more particularly delineated on the plan annexed hereto for purposes of identification and not of limitation.

                                    AREA 'B'

North of Latitudes 7(degree) 08' 38", 7(degree) 09' 00" and 7(degree) 09' 40"; South of Latitude 7(degree)15' 00"; East of Longitudes 2(degree) 08' 38", 2(degree) 12' 08" and 2(degree) 10' 50"; West of Longitudes 2(degree) 05' 15",2(degree) 08' 58" and 2(degree) 10' 00" in the Tano District of the Brong Ahafo Region of the Republic of Ghana which piece or parcel of land is more particularly delineated on the plan annexed hereto for the purposes of identification and not of limitation.

[3 SEALS OMITTED]

THIS AGREEMENT is made the 11 day of November 2004 BETWEEN THE GOVERNMENT OF
THE REPUBLIC OF GHANA (hereinafter called "THE GOVERNMENT") acting by MRS. CECILIA BANNERMAN, the Minister of Mines (hereinafter called "THE MINISTER") of the One Part and ETERNITY (GHANA) LIMITED with registered address at P. 0. BOX 7799, ACCRA NORTH GHANA (hereinafter called "THE COMPANY") of the Other Part..
WHEREAS:
--------
A. It is Government's policy to take all such steps as it deems appropriate and effective for carrying out reconnaissance for minerals throughout the Republic of Ghana to identify prospective areas of gold, diamonds and base metals mineralization.
B. In pursuit of the above policy Government desires to secure the cooperation of companies which possess, the necessary financial and managerial qualifications and skills for carrying out mineral operations.
C. The Company, which warrants its financial, technical and managerial competence for undertaking mineral operations has declared itself will to engage in exploration in Ghana on the understanding that it shall bear the sole risk of reconnaissance operations on its own account; and upon establishing to the satisfaction of the Government that there are good prospects for gold, diamonds and base metals within the area covered by this licence may apply for and be granted a prospecting licence, or a mining lease subject to the provisions of the Minerals and Mining Law, 1986, (PNDCL 153).
1.   WITNESSES AS FOLLOWS:
     ---------------------
     The Government hereby grants unto the Company the right to reconnoitre for and prove gold, diamonds and base metals in the area described in the Schedule hereto and demarcated on the map which forms part of this AGREEMENT (hereinafter called "the Licensed Area") excluding any parts which shall be relinquished from time to time in accordance with the provisions with a right of extension as hereinafter provided.
2.   RIGHTS OF THE COMPANY:
     ----------------------
     a. The Company shall have the right to conduct such geological and geophysical investigations in the Licensed Area as it considers necessary for identifying the potential for gold, diamonds and base metals mineralization within the licence area but shall conduct no excavation, drilling or other sub-surface operations unless it is specifically so authorized in writing by the Minister.
     b. The Company may exercise all or any of the rights and powers granted hereunder through agents, independent contractors or sub-contractors.
     c. The Company shall not conduct any operations in a sacred area and shall not without the prior consent of the Minister conduct any operations:
          i. within 20 metres of any building, installations, reservoir, dam, public road, railway or area appropriated for a railway; or
          ii. in an area occupied by a market, burial ground, cemetery or within a town or village or an area set apart for, used, appropriated or dedicated to a public purpose.
     d. Nothing contained in this Agreement shall be deemed to permit the Company to dispense with the necessity of applying for and obtaining any permit or authority which the Company may be required by law or regulation to obtain in respect of any works and/or activities to be carried out hereunder.
3.   RIGHTS OF THIRD PARTIES:
     ------------------------
     The Company shall not hinder or prevent members of the local population from exercising the following customary rights and privileges in or over the Licensed Area:

     i    to hunt game
     ii.  to gather firewood for domestic purposes
     iii  to collect snails
     iv.  to till and cultivate farms
     v.   to observe rites in respect of groves and other areas held to be sacred.
     Provided always that where the exercise of these customary rights and privileges unduly interferes with or obstructs the operations of the Company hereunder, the Company shall make arrangements with members of the said local population for the limitation or waiver of such rights and privileges, such arrangements to include the payment of compensation where necessary. The Government shall furnish such assistance as is reasonably required in the making of such arrangements.
4.   CONDUCT OF OPERATIONS:
     ----------------------
     a. The Company shall conduct all of its operations hereunder with due diligence, efficiency and economy to the maximum extent possible consistent with good mining industry practice and in a proper workmanlike manner observing sound technical and engineering principles and practices, using appropriate modern and effective equipment, machinery, materials and methods and pay particular regard to the protection of the environment.
     b. The Company shall maintain all equipment in good repair and all areas in safe and good condition and take all practicable steps:
          i.   to prevent damage to adjoining farms and villages;
          ii. to avoid damage to trees, crops, buildings, structures and other property in the Licensed Area; to the extent however that any such damage is unavoidable the Company shall pay fair and reasonable compensation.

     c. The Company shall provide and maintain in good repair and condition proper roads, gates, stiles and fences for the convenient occupation of the surface of the Licensed Area.
     d. The Company shall use its best efforts to exercise the rights and powers granted by this Agreement in such manner as not to cause interference with or avoidable instruction or interruption to the felling of timber by licensed timber operators within the Licensed Area and the Government shall furnish assistance to the Company to make appropriate arrangements with such operators to permit the reconnaissance programme to proceed without interference or delay.
5.   WORKING OBLIGATIONS:
     --------------------
     a. The Company shall be means of modern geological, geophysical and other methods normally associated with reconnaissance and with due diligence and within three months of the date of this Agreement or at such time as the Minister may specify, commence reconnaissance operations in the Licensed Area with a view to establish the existence of gold, diamonds and base metals in commercial quantities.
     b. The Company, having prior to the commencement of this Agreement submitted its programme of work to the Government, shall carry out its operations in accordance with the programme and the Chief Inspector of Mines shall from time to time inspect the operations to ensure that the Company does so.
     c. The Company shall diligently continue to carry out its operations hereunder and shall spend as actual direct reconnaissance expenditure not less than the minimum amounts specified in its work programme.
     d. The Company shall spend the minimum amounts stipulated in the work programme to be spent for the period of this Agreement and if at the expiration or termination of the Agreement the Company shall not have expended the stipulated minimum, it shall be liable to pay to the Government within 30 days from the date of such expiration or termination the difference between the amounts actually expended and the stipulated minimum for the period of the Agreement provided that if the termination shall be occasioned by force majeure or upon adequate proof by the Company that gold mineralization does not exist in sufficient quantities in the area to warrant completion of the work programme, the Company shall not be liable to pay to the Government any difference on the stipulated minimum expenditure.
6.   NOTIFICATION OF DISCOVERY OF OTHER MINERALS:
     --------------------------------------------
     The Company shall report forthwith to the Minister, the Chief Inspector of Mines, the Director of Ghana Geological Survey and the Chief Executive of the Minerals Commission the discovery in the Licensed Area of any other minerals and the Company shall be given the first option to explore for and work the said minerals subject to satisfactory arrangements between Government and the Company.
7.   SAMPLES:
     --------
     a. The Company shall not during the currency of this Agreement destroy, except in analyses, any samples obtained from the Licensed Area without the prior consent of the Director of Ghana Geological Survey.
     b. The Company shall provide the Director of Ghana Geological Survey and the Chief Inspector of Mines with such samples from the Licensed Area as they may from time to time reasonably request for.
8.   RECORDS:
     --------
     a. The Company shall maintain at its registered office copies of the following:-

          i. full and complete records and books of account relating to the reconnaissance programme in Ghana.
          ii. the detailed records and results of analyses or all investigations, surveys and other tests conducted pursuant to the provisions of this Agreement.
     b. The records referred to in the foregoing paragraph shall include copies of all geological, geophysical and geochemical investigations, relating to the Licensed Area and all maps, drawings and diagrams pertaining to these records.
     c. The said records, with the exception of propriety technical information, shall be made available for inspection at reasonable times without delaying the reconnaissance programme to the Chief Executive, Minerals Commission, the Chief Inspector of Mines upon request, and shall be retained in Ghana unless removed with Government's consent.
     d. Failure to keep such records and to produce them for inspection upon receipt of reasonable notice may be considered just cause for the cancellation of this Agreement.
     e. Copies of the aforementioned records shall be delivered to the Chief Executive of the Minerals Commission and the Chief Inspector of Mines on the termination of this Agreement and in the event of the Company not continuing mineral operations in the Licensed Area.
9.   REPORTS:
     --------
     a. The Company shall furnish to the Chief Executive of the Minerals Commission, the Chief Inspector of Mines and the Director of Ghana Geological Survey not later than the 15th of each third month, a report giving a general description of the work done by the Company in the preceding quarter and containing a description accompanied by a sketch plan of the areas where gold, diamonds and base metals and any other minerals were found, particulars of the type of minerals found and the number and weight of samples taken, if any.
     b. The Company shall furnish to the Chief Executive of Minerals Commission, Chief Inspector of Mines and Director of Ghana Geological Survey not later than sixty days after the end of each calendar year, an Annual Report in such form as may be prescribed.
     c. All records, reports, plans and information which the Company is required to supply to the Government and its agents pursuant to the provisions of this Agreement shall be supplied at the expense of the Company.
     d. Any information or material supplied by the Company to the Government pursuant to the provisions of this Agreement shall be treated by the Government, its officers and agents as confidential and shall not be revealed to third parties except with the consent of the Company (which consent shall not be unreasonably withheld) for a period of 12 months with respect to technical information and 36 months with respect to financial information from the date of submission of such information. The Government and persons authorised by the Government may nevertheless use any such information received from the Company for the purpose of preparing and publishing general reports or analysis relating to minerals in Ghana.
10.  FINANCIAL OBLIGATIONS
     ---------------------
     a.   The Company shall pay to the Government:
          i. in consideration of the grant of reconnaissance for gold, diamonds and base metals in the Licensed Area an amount of
               (cent)250,000.00 (two hundred and fifty thousand cedis) within 30 days from the date of this Agreement.

          ii. A yearly rent of (cent)604,000.00 (six hundred and four thousand cedis)
     b. Payment of the rent specified in the foregoing paragraph shall be made yearly in advance, the first year's payment having been made on or before the issue of this Agreement.
11.  ASSIGNMENT, MORTGAGE, ETC:
     --------------------------
     a. The Company shall not assign, mortgage, sublet or otherwise transfer any interest conferred by this licence without the prior written consent of the Government.
     b. The Government may impose such conditions on the giving of such consent as it thinks ft.
12.  SURRENDER OF PART OF LICENSED AREA:
     -----------------------------------
     a. The Company may surrender at any time and from time to time by giving not less than three months notice to the Chief Inspector of Mines and the Chief Executive of the Minerals Commission, all its rights hereunder in respect of any part or parts of the Licensed Area. The Company shall be relieved of all obligations in respect of the part or parts of the Licensed Area so surrendered except those obligations which accrued prior to the effective date of surrender.
     b. The Company shall leave the part of the Licensed Area surrendered and everything thereon in a safe condition, the Company shall take all reasonable measures to restore the, surface of such part of the Licensed Area surrendered and all structures thereon not the property of the Company to their original condition. In the event that the Company fails to do so, the Chief Inspector of Mines shall make such part and everything thereon safe at the expense of the Company.
13.  EXTENSION:
     ----------
     a. If the Company applies in writing to the Government not less than three months before the expiration of this Agreement for an extension of the term hereof and if the Company shall not be in default at that time in the performance of any of its obligations hereunder the Company may, subject to the provisions of the law, be granted an extension for a period not exceeding 12 months upon such terms and conditions as the parties may then agree.
     b. A further extension may be granted in accordance with the provisions of the Minerals and Mining Law 1986, PNDCL 153.
14.  RE-ENTRY BY GOVERNMENT:
     -----------------------
     If the operations and activities of the Company in accordance with the reconnaissance programme shall cease in the Licensed Area before the same have been completed and if such cessation shall be due entirely to the fault of the Company, the Government may, upon giving the notice and following the procedure required in paragraph 15 below, re-enter the Licensed Area and take possession of all buildings, erections, plants and materials thereon without compensation to the Company (such right of entry not to prejudice any additional remedy of the Government), and thereupon the Agreement shall terminate.
15.  TERMINATION BY THE GOVERNMENT:
     ------------------------------
     a. The Government may, subject to the provisions of this paragraph, and to section 67 of the Minerals and Mining Law 1986, PNDCL 153 terminate this Agreement if any of the following events shall occur:
          i. the Company shall fail to make any of the payments described in this Agreement of the payment date; or
          ii. the Company shall contravene or fail to comply with any other condition of this Agreement; or
          iii. the Company shall become insolvent or commit any act of bankruptcy or enter into any agreement or composition with its creditors or take advantage of any law for the benefit of debtors or go into liquidation, whether compulsory or voluntary, except for the purposes of reconstruction or amalgamation; or

          iv. the Company knowingly submits any false statement to the Government in connection with this Agreement.
     b. if and whenever the Government decides to terminate this Agreement pursuant to clauses (i) and (ii) of the preceding sub paragraph, the Government shall give the Company notice specifying the particular contravention or failure and permit the Company to remedy the same within twenty one days of such notice or such longer period as the Minister may specify in such notice as reasonable in the circumstance.
     c. If the Company shall fail to remedy an event specified in clause (i) and (ii) of sub-paragraph (a) of this paragraph within the stated period, or an event specify in clauses (iii) and (iv) of the said sub paragraph shall occur, the Government may by notice to the Company terminate this Agreement.
     d. Upon termination of this Agreement by the Government, every right of the Company hereunder shall cease (save as specifically otherwise provided hereunder) but subject nevertheless and without prejudice to any obligation or liability imposed or incurred under this Agreement or applicable law prior to the effective date of termination.
     e. No delay or omission or course of dealing by the Government shall impair any of its rights hereunder or construed to be a waiver of an event specified in sub-paragraph (a) of this paragraph or an acquiescence therein.
16.  ASSETS ON TERMINATION OR EXPIRATION:
     ------------------------------------
     Upon the termination or expiration of this Agreement, the Company may, within sixty days from the effective date of such termination, remove from the Licensed Area any structures and installations erected and any movables placed thereon by the Company. Any structures, installations and movables not so removed within the said period shall become the property of the Government without charge.
17.  FORCE MAJEURE:
     --------------
     a. Failure on the part of the Company to comply with any of the terms and conditions hereof (except the obligations to make payment of monies to the Government) shall not be grounds for cancellation or give the Government any claim for damages in so far as such failure arises from force majeure, the Company having taken all appropriate precautions due care and reasonable alternative measures with the objective of avoiding such failure and of carrying out its obligations hereunder. The Company shall take all reasonable measures to remove such inability to fulfill the obligations hereunder with the minimum of delay.
     b. For purposes of this paragraph force majeure includes acts of God, war, insurrection, earthquake, storm, flood or other adverse. weather condition but shall not include any event caused by a failure to observe good mining industry practice or by the negligence of the Company of its employees or contractors.
     c. The Company shall notify the Minister within twenty-four hours of an event of force majeure affecting its ability to fulfill the terms and conditions hereof.
     d. The period of this Agreement shall be extended for a period of time equal to the period or periods during which the Company was affected by conditions set forth in sub-paragraph (b) of this paragraph, but not to exceed six months in the aggregate.
18.  PAYMENT IN FOREIGN EXCHANGE:
     ----------------------------
     a. Subject to sub-paragraph (b) of this paragraph the Company shall, during the term of this Agreement and so long as it does not derive any revenue from its operations hereunder, finance such operations in the following manner:
          i. by converting to Ghana currency through authorized dealers such amounts of foreign currency as will be sufficient to cover the Company's operating expenses required to be paid in Ghana currency including any payments to the Government and third parties provided that the terms of any loans obtained abroad for the company's operations shall be in conformity with current international commercial and monetary conditions.
          ii. By directly purchasing and/or hiring abroad as is necessary for conducting the reconnaissance programme with its foreign currency funds and importing to and/or using in Ghana freely and without restrictions such machinery equipment materials and services of any nature whatsoever as will be required by the Company for its operations hereunder.
     b. The Company may be required to pay all its rentals and other licensing fees to the Government in dollars or other freely convertible currency, or such currencies as shall be specified by the Bank of Ghana.
     c. All conversions of currency shall be made at the prevailing official rates of exchange.
19.  PROSPECTING LICENCE:
     --------------------
     If upon the expiration of this Agreement the Company shall have carried out its obligations hereunder without default at that time and shall have successfully established to the Government that work done so far by the Company justifies further and more detailed enquiry, then the Government shall grant to the Company the first option to acquire a prospecting licence in the Licensed Area, subject to negotiation with the Government of satisfactory terms for such licence.

20.  NOTICE:O
     --------
     Any application, notice, consent, approval, direction, or instruction hereunder shall be in writing and shall be served by hand or by registered mail. Delivery by hand shall be deemed to be effective when made, and delivery by registered mail shall be deemed to be effective at such time as it would in the ordinary course of registered mail be delivered to the addressee.

                         THE SCHEDULE ABOVE REFERRED TO:
                         -------------------------------
     All that piece or parcel of land containing an approximate area of 234.65 and 66.82 square kilometres lying to the:

                                    AREA 'A'
                                    --------
     North of Latitudes 6(degree) 52' 20", 6(degree) 51' 20", 6(degree) 48' 00", 6(degree) 48' 45" and 6(degree) 48' 42"; South of Latitudes 7(degree) 00' 00" and 6(degree) 55' 00"; East of Longitude 2(degree) 15' 00"; West of Longitudes 2(degree) 03' 05", 2(degree) 07' 00", 2(degree) 11' 00" and 2(degree) 12' 45" in the Ahafo Ano North, Ahafo Ano South and Asutif Districts of the Ashanti and Brong Ahafo Regions of the Republic of Ghana which piece or parcel of land is more particularly delineated on the plan annexed hereto for the purposes of identification and not of limitation.

                                    AREA 'B'
                                    --------
     North of Latitudes 7(degree) 08' 38", 7(degree) 09' 00" and 7(degree) 09' 40"; South of Latitude 7(degree) 15' 00"; East of Longitudes 2(degree) 08' 38", 2(degree) 12' 08" and 2(degree) 10' 50"; West of Longitudes 2(degree) 05' 15", 2(degree) 08' 58" and 2(degree) 10' 00" in the Tano District of the Brong Ahafo Region of the Republic of Ghana which piece or parcel of land is more particularly delineated on the plan annexed hereto for the purposes of identification and not of limitation.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.


SIGNED AND SEALED with the SEAL of the       ]
Ministry of Mines and DELIVERED by the said  ]       [STAMP OMITTED]
MRS. CECILIA BANNERMAN, Minister of          ]
Mines for and on behalf of the Government of ]   /s/ Cecilia Bannerman
the Republic of Ghana in the presence:       ]


/s/ [ILLEGIBLE SIGNATURE]
-------------------------

The COMMON SEAL/STAMP of the said            ]
ETERNITY (GH) LIMITED                        ]
was affixed to these presents and the        ]
same were DELIVERED in the presence of:      ]


/s/ [ILLEGIBLE SIGNATURE]
-------------------------
MANAGING DIRECTOR


   YAW KYEI
/s/ YAW KYEI
------------
DIRECTOR/SECRETARY

                                  OATH OF PROOF
                                  -------------

I George Banful of Minerals Commission MAKE OATH and SAY that on the 11th day of November 2004 I was present and saw MRS. CECILIA BANNERMAN, the Minister of Mines duly execute the Instrument now produced to me and Marked "A" and that the said MRS. CECILIA BANNERMAN can read and write, Sworn at Accra this 22 day of November 2004

          Before Me

                  /s/George Banful
                  ----------------
                  REGISTRAR OF LANDS             DEPONENT

This is the Instrument Marked "A" Referred to in the Oath of Sworn before me, this 22day of November 2004

                                /s/George Banful           [SEAL OMITTED]
                                ----------------
                               REGISTRAR OF LANDS


On the 22day of November 2004 at 8:00 O'clock in the noon this Instrument was proved before me by the Oath of the within-named George Banful to have been duly executed by the within-named MRS. CECILIA BANNERMAN.


                                /s/George Banful           [SEAL OMITTED]
                                ----------------
                               REGISTRAR OF LANDS

Dated this 11 day of November 2004



                       GOVERNMENT OF THE REPUBLIC OF GHANA



                                       AND



                            ETERNITY (GHANA) LIMITED



          ------------------------------------------------------------

                            [FEE PAID STAMPS OMITTED]


                             RECONNAISSANCE LICENCE



          ------------------------------------------------------------



                                SOLICITOR OF THE
                                  SUPREME COURT

TERM:             TWELVE (12) MONTHS (RENEWABLE)     [SEAL OMITTED]
COMMENCEMENT:     11-11-2004
EXPIRY DATE:      10-11-2005
FILE NO.:         RL.6/52

                              GENERAL INFORAMATION

INTRODUCTION
Eternity Ghana Limited (EGL) is a company incorporated under the laws of Ghana with a registered office address of P. O. Box 01853 Osu, Accra. The company is authorized to invest in and acquired minerals rights and licence and to undertake minerals exploration develop, operate and manage minerals resource and mining leases.
With the recent discoveries of gold deposits in the Yamfo-Kenyase district, EGL believes that it is logical to explore the adjoining areas of this gold district and consequently lodges this application for a reconnaissance licence to cover the stated area. EGL also believes that it is capable of mobilizing resources to undertake the exploration work when granted the licence.

LOCATION
The Duayaw Nkwanta reconnaissance licence which comprises of two separate areas, covers an approximate total area of 369sq km. The north area, which constitutes an area of 134.8sq.km, forms part of map sheet 703D4. It is bounded to the east and west by longitudes 2(degree) 03' N and 2(degree) 12' W respectively and to the north and south by latitude 7(degree) 15' N and 7(degree) 09' N respectively. The north area is located about 75 km north-northwest of Kumasi and lies in the Tano District on the Brong Ahafo Region. The south area, about 235 sq.km in size, lies between latitudes 7(degree) 00' N and 6(degree) 48' N and longitudes 2(degree) 03' W and 2(degree) 15'W. This portion of the application area is located about 65km northwest of Kumasi and lies within the Ahafo-Ano South and Ahafo-Ano North Districts of the Ashanti Region. The coordinates of the pillars that mark the boundaries of the application area are indicated on the attached site plans.

ACCESS
Access in the north area of the proposed concession is quite good; towns and villages are linked by all-weather and partly paved roads and a network of footpaths and tracks. The Kumasi-Sunyani highway runs across the southern end of the north area.
The Asempaneye-Wiawso-Tepa road, which branches of the Kumasi-Sunyani highway, runs though Anyinasuso. An all-weather road links Anyinasuso to Abansuso, a town located at the southern tip of the south area of the propose concession. A network of footpaths links most settlements.

GEOGRAPHY
The application area enjoys a warm and humid tropical climate. Temperatures during the rainy seasons (March-July; September-November) are generally in the range of 23-27(degree)C. In the dry season (November-February), the temperatures reach into the high 30(degree)sC. Rainfall is variable and is in the range of 1400mm-2000mm.

The Anyinasuso portion in the south is covered by secondary growth tropical rainforest and the advanced secondary growth forest have been set aside as forest reserves. The Duayaw Ntwanta portion is more open with wooden grassland. Cocoa is the main cash crop cultivated in the south (Anyinasuso area); in the north (Duayaw Nkwanta) extensive cocoa farming is absent. The entire application area cultivated for food crops for domestic consumption.

Topography in the north (Duayaw Nkwanta) part is characterized by gentle, low, rounded and rolling hills with a maximum relief of 185m above the plains. Drainage in the south is along secondary and tertiary channels, which flow to the south and southwest to join the Tano River. The southern portions of the application area also feature a moderate to low undulating topography with elevations in the range 180-300m ASL. It would appear that the tops of the hills and ridges in the area probably correlate with an old, now dissected, peneplain.

INFRASTRUCTURE
Duayaw Nkwanta is a major urban community in the northern part of the application area. Satellite towns close to Duayaw Nkwanta are Susanho, Twewoho and Bredi. Anyinasuso and Abansuso are two prominent villages in the south portion of the application area. Tepa, Wiawso and Mpesaso are urban and semi-urban communities outside the application area in the south.
Duayaw Nkwanta and Tepa offer modern facilities and amenities that include medical (hospital, clinics, health posts), communication and education facilities, Police Stations exist in Duayaw Nkwanta and Tepa. A number of villages in addition to the urban and semi-urban communities have boreholes and hand-dug wells as sources of water. A number of these communities have also been linked to the national power grid. EGL will set up satellite field camps at Anyinasuso and Abansuaso and field operation will be coordinated from Duayaw Nkwanta exploration office.

                             GEOLOGICAL ENVIRONMENT

Regional Geology
The Duayaw Nkwanta-Anyinasuso concession, which comprises two parts, is located within the northern portion of the Sefwi Belt (also known as the Sefwi-Bibiani belt). The Sefwi Belt is a fairly typical West African volcanic belt; it is comparatively wide (40-60 km) and can be traced from the coastal region of Cote d' Ivoire for a distance of at least 250km to the north of the concession before it is covered by younger Voltain sediments. Regional maps suggest the belt may well correlate with volcanic area in the eastern corner of Burkina Faso and the south western corner of Niger where similar Paleopraoterozoic units occur.
The Sefwi belt mainly features a variety of metamorphosed sediments and volcanic along with a considerable variety of intermediate to mafic intrusive complexes. Although the area was partially mapped many years ago, the most systematic mapping was carried out (late 1980s, early 1990s) as part of the very extensive joint mapping program by the German Geological Survey(BGR) and the Ghana Geological Survey. This joint effort produced 1/100,000 scale geological maps and quite extensive explanatory notes (Hirdes and others, 1993). The Duayaw-Nkwanta portion lies in map sheet 703D4 whereas the Anyinasuso portion lies within map sheet 603B2. Airborne geophysical surveys(magnetics, radiometrics) have been completed over the entire belt by the Fugro/High Sense group (2000) and Aerodat Inc (1995-96). The data from this survey, which is available to the public, should certanily improve the interpretation of the geology of the area.
The Sefwi Belt features extensive mafic metavolcanics with very subordinate but important areas of the intermediate to felsic units. The interior portion of the belt includes quite highly metamorphosed units interpreted to be mainly metasediments and volcaniclastics with some possible volcanic unit included. The belt is intruded by very extensive, largely intermediate plutons (belt-type) in which hornblende is the dominant mafic mineral.

Unlike many of the volcanic belts, the Sefwi Belt contains quite minor exposures of Tarkwaian metasediments. The only major occurrences are in very narrow zones along the eastern margin of the belt. A narrow strip (approximately 18 km long and up to 2 km wide) of quartz-rich Tarkwaian metasediments occurs along the contact of the volcanic belt south of Bibiani. In the north, another narrow (up to 2 km wide), fault-bounded strip of the Tarkwaian metsediments extends for a distance of about 52 km along the eastern margin of the belt. These clastic sediments consist of schistose sandstones and conglomerates in the southern and central portion. A few granitoid plugs apparently intrude these clastic sediments in the northern part. It is very likely that the Tarkwaian units were more widespread but that more extensive uplift along Sefwi Belt in comparision to the Ashanti and Bui Belt resulted in the erosion of the existing Tarkwaian.

Metamorphic levels are quite variable within the Sefwi Belt. Close to the margin of the belt and in the adjacent Kumasi Basin, it would appear that greendchist facies (approximately 4500(degree)C to 2 kbar) is widespread whereas in the interior of the belt, higher-grade amphibolite facies (approximately 60000 (degree)C and up to 4 kbar) is prevalent.

Structure within the Sefwi Belt is widespread and variable. The metasediments feature extensive isoclinal folding streeply dipping axial planes and major faults are widespread. Hirdes and other (1993) have indicated that eastern and western margins of the belt is more or less in fault contact with the adjacent Kumasi and Sunyani basins sediments and many NS-SW trending faults have been interpreted within the belt. The complex fault system along the western margin of the belt is extremely important as they appear to control much of the gold mineralization on the Kenyase-Ntotoroso-Yamfo area in the north of the belt. Similarly, the contact zone between the Kumasi Basin and belt units along the eastern margin display extensive faulting and shearing; this include the Bibiani shear zone and a prominent splay fault (Chirano shear). These fault systems extend southward across the Enchi area to Anuiri in Cote d' Ivoire and northward beyond Bibiani and Chichiwere to the margin of the Voltaian basin.

Regional Mineralisation
Mineralisation in Ghana can be divided into two environments based on spatial association. The first environment les close to boundary faults that separate greenstone belts from basinal sediment; the second is found within the intrabasinal assemblage. The age of mineralisation is known. However, lithologic and structural associations strongly suggest that mineralisation is late-stage and is associated with the wrench faults along the basin margin. Remobilisation of existing gold or polyphase introduction is not precluded. Mineralisation in the basin shows a temporal relationship to granitic plutons controlled along the major intrabasinal shears.

Boundary Fault Association
For over a century, mineralisation associated with belt-basin faults was the target for both local prospectors and foreign exploration companies; it was a primary exploration target due to the presence of coarse, visible gold. Deposits of this type in Ghana include Obuasi, Prestea, Bogosu, Konongo and Bibiani. There are a number of commonly observed associations with this environment of mineralisation which include:
     o located on, or close, to the lithological contact between greenstone and metasediments;

     o spatially related to deep-seated, high-angle wrench faults, which have a strike extent exceeding 100 km. Cross-cutting northwest-southeast trending faults have also exerted an influence on the location of gold remobilised from the main zones;

     o native gold is hosted by quartz veins, which may possess an en-echelon character. Grade-width characteristics persist virtually unchanged to depths exceeding one kilometre. The veins are mainly concordant with the regional foliation but locally cross-cutting the foliation but in detail are seen to cross-cut this foliation;

     o disseminated sulphides in the wallrock are commmon. At Konongo, wallrock dissemination is associated with barren quartz veins and where the veins are mineralised there is an absence of disseminated mineralisation.

     o several generation of quartz veining are common and gold is seemingly associated with the final phase. Finely disseminated graphitic banding, common within the veins, is associated with the late-stage formation of the vein;

     o mineralisation is spatially associated with graphitic phyllite and manganiferous sediments. It is possible that the graphitic sediments, and graphitic banding often present within the quartz veins, is due to the release of carbon through the interaction of methane and carbon dioxide

     o mineralogy is simple with a strong positive correlation between gold and arsenopyrite. Accessory minerals include pyrite-chalcopyrite-pyrrhotite bornite;

     o Strong silicification is common, accompanied by sericite and carbonate alteration. Tourmaline may also be present; and,

     o    granitoids may or may not be spatially associated with mineralisation

Intrabasinal environment
Historically, the boundary fault setting represented the main target for gold exploration. Recently, however, gold potential was recognised within the basinal metasediments. The paucity of gold mines within the basins is a function of immature exploration. Basinal mineralisation is best represented in the Kumasi basin, between the Ashanti and Sefwi greenstone belts. It is also to be found in the Sunyani basin, north of the Sefwi belt, where metasediments and late-stage granites host a combined resource of 8 million ounces. A simlar environment is also forecast in the Cape Coast basin, south of the Kibi-Winneba belt. Two different association are recognised in this style of mineralisation:

Sedimentary Association
     o disseminated mineralisation, hosted by graphitic and manganiferous argillite and tuffaceous phyllite, with a strike extent exceeding 1000 metres and a width in excess of 30 metres;

     o a direct association with intrabasinal faults; the Asankrangwa fault is the prime example in the Kumasi basin and the Yamfo trend has a similar association in the Sunyani basin;

     o mineralogy is simple with diisseminated pyrite-arsenopyrite with subordinate chalcopyrite. Silicification is common and

     o mineralisation is spatially associated with late-stage granitoids which are controlled along the major intrabasinal shears.

Intrabasinal Granitoid Association

Mineralisation associated with granitoids within the intrabasinal environment is of two types. Type I is represented by the Ayanfuri, mine, located between

Bogosu and Dunkwa. This granite is probably controlled by an intrabasinal shear, which extends northeast to the Obuasi mine and continues southwest. The following characteristics are present at the Ayanfuri mine:
     o    The granitoids are related to major intrabasinal shears;

     o Pervasive sericitic alteration accompanied by silicification is common;

     o Mineralogy is simple with gold-pyrite accompanied by subordinate pyrrhotite-chalcopyrite. Minor tellurides are also reported;

     o Grade drops sharply to background level at the country rock contact. The thermal aureole is some 10's of metres wide and is associated with pyrite-carbonate alteration.

TypeII
This is well represented by the Nkran Hill deposit and the Bilpraw mine where mineralisation is associated with deep-seated intrabasinal shears in the Kumasi basin. It is also found within granites which intrude metasediments of the Sunyani basin. Characteristics are:
     o Close spatial association with major NE-SW trending fault, thrusts and also north-south shears. These former faults have a strike extent exceeding 100 km and are associated with secondary parallel faults which may display an oblique trend to the major faults and possess an en-echelon character, representing wrench movement along the major shears

     o Close spatial association with granitic intrusives, which have association with either "belt" or "basin" granites. Both types of granite may be found in one area as demonstrated at the Ntubia mine

     o Presence of biotite porphyry dykes representing apophyses from granitoids at depth

     o    Simple mineralogy with Au-Aspyr-(Cpy)

     o    Gold is hosted by quartz veins and stockwork zones

     o Typically associated with manganiferous sediments with sulphidic lenses together with silica-sericite-carbonate alteration

     o Lithologies consist of tuffaceous phyllites, locally graphitic along glide horizons, with greywacke and close to volcaniclastic beds

     o Soil anomalies associated with mineralisation are extensive, up to 4 km long and 2 km wide
The structural control of the intrabasinal granitic association is possibly two-fold. Extensional tectonics were fundamental in triggering mantle imbalance and subsequent rise of a differentiating granitic magma. Buttressing of the thrusts against the rising granitoids at depth produce low stress areas, which were the sites for preferential migration of fuids and deposition of gold. Mineralisation in this setting is encountered along fat-lying structures and has potential for low grade,disseminated, bulk mineable deposits. This specific type has yet to be recognised in Ghana and is best represented by the Morilla deposit in southern Mali.

Geology Of Application Area
The geology of the application area is based on mapping carried out Ghana Geological Survey (1970-71) and the joint mapping program by the German

Geological Survey (BGR) and the Ghana Geological Survey in the late 1980s to early 1990s. It also incorporates the results of the mapping undertaken by previous concession holders.

Lithologies and Structure
Laterite
--------
The proposed concession is covered by massive and pisolitic laterites which mask the underlying bedrock. The laterite observed is typically in-situ and does not display evidence of transport.
Birimian Metamorphics
---------------------
The western edge of the Anyinasuso portion of the application area features a zone underlain by Birimian metamorphics, which have been interpreted to be highly metamorphosed (upper greenschist-amphibolite facies) equivalents of clastic sediments (predominantly quartz-rich wacke) and volcanclastics with minor intercalating mafic volcanics. Along the contact with granitoid, they are partly metasomatised.
Birimian Metavolcanics
----------------------
The Birimian metavolcanics, which consist mainly of basaltic flows and minor tuffs with interbeds of chert, underlie a small section of western part of the Duayaw Nkwanta portion of the application area.
Amphibolites
------------
The occurrence of amphibolites is best observed in the western part of the Duayaw Nkwanta portion of the application area, where is comes into contact with metamorphosed basic volcanic flows.
Intrusive Rocks
---------------
Belt-Granitoid (Intermediate to mafic)

Much of the application area is dominated by an intermediate intrusive complex (belt-type) in which hornblende is the dominant mafic mineral and which also features large roof pendants or xenoliths of metavolcanics; in places, the complex is fairly mafic in composition (Hirdes et al, 1993; Griffis, 1998)

Gabbro
------
Large and small mafic bodies of gabbro intrude the granitoid complex and appear to in tectonic contact with the basic lavas and amphibolite units.

Structure
The contact between the Birimian volcanics/metamorphics and the enclosing granitoids trend NNE-SSW and NE-SW and are probably related to major and minor shears. Additional structure in the application area in tentatively inferred from the consistent trend and the linearity of secondary drainages and their relationship with identified lithologies.
The basic intrusives (gabbros and diorites) hosted in the belt-type granitoid complex show spatial association with shears.

Previous Work
The area, which was partially mapped by the GGS in the early 1970s was again mapped as part of an extensive joint mapping program undertaken by the BGR/GGS in the late 1980s and early 1990 (Hirdes and others, 1993). An airborne geophysical survey (magnetics, radiometrics) was conducted by the Fugro/High sense group in 2000.
Although there were no records of recent galamsey activities and historical working, the area, attracted both local and foreign groups in the 1990s. Sagon Mining and Wamarco Gold International acquired reconnaissance and prospecting concessions respectively covering portions of the application area. Portion of the concession area was also held under a large reconnaissance licence by Anglo-American Corp, which was latter transferred to Gyata Exploration (a subsidiary of Goldfields Gh Ltd.).

Sagon optioned its concession to African Gold Resources who conducted regional drainage survey and preliminary soil sampling program on the concession. La Source later conducted due diligence stream sediment and soil sampling programs Sagon has since allowed the licence to lapse.
Warmarco's work in the entire concession included reconnaissance mapping, rock sampling, stream sediment and limited soil sampling. Four mining leases along margin of the Sefwi Belt and adjacent Sunyani Basin cover the Yamfo-Kenyase gold trend located 10-15 km west of the application area. Current estimates indicate that the collective open-pit resources are in the order of 8 millions ounce (in-situ) gold.

TYPES OF GOLD OCCURRENCES
Gold occurrence is widespread in the Birimian and Tarkwaian rocks of Ghana. The gold occur as:
     o    Modem placers deposits
     o    Ancient paleoplacers in Tarkwaian conglomerates
     o Vein systems hosted primarily in Birimian metasediments and to a lesser extend in Birimian volcanics/volcaniclatics.
     o    Sulphide ore associated mainly with arsernopyrite and pyrite
     o    Quartz vein and stockwork systems in intrusives
     o    Oxidized ores.

The proposed concession's location from the nearby Yamfo-Kenyase deposits must be considered quite favourable.

STYLES OF MINERALISATION
Major styles of gold mineralization identified in the nearby Yamfo-Kenyase district and in the Sefwi Belt are:

     1. Shear-hosted low-grade laterally extensive disseminated sulphide and quartz stockwork systems within Birimian metasediments and volcaniclastics (Bibiani).
     2. Mineralization in highly sheared altered and tectonised basin metasediments (greywackes), which are genetically related to shears. (Teekyere and Yamfo in the Yamfo-Kenyase district)
     3. Mineralization associated with silica- sericite-carbonate-sulphide (mainly pyrite) alteration zones and quartz stockwork systems in intensely deformed and highly altered granitoid (Chirano, Chichwere, Kenyase.)

The application area is most favoured for the Kenyase style of mineralization (style 3). This proposed concession certainly warrants further attention.

                                  WORK PROGRAM
Wternity
Eternity proposed to do a more detailed ground exploration work as follow-up to exploration work by previous concession holders in the area. The airbone geophysical survey (magnetics, radiometrics) data (200m line spacing) will be interpreted. This will be and followed by stream geochemistry (to confirm and amplify some previous work), Where warranted, preliminary soil sampling traverses will be carried out along with general geological and regolith mapping. The initial work will be conducted over 5 months; follow-up work will take 4 months and assessment of data and report preparation will take 2 months. Meetings will be held with government officials, traditional rulers, elders, opinion leaders and the general public to fully inform the local population of EGL's position, motives and plans for the proposed concession. Lines of communication will be established with relevant authorities to enhance rapid resolution of any problems. An elected farmers' committee will be set up to negotiate term and rates for compensation of any damaged property or crops that would be damaged by exploration activities on the concession.
A field crew comprising 2 geologists, 2 geological technicians, 4 field assistants and 30 unskilled casual labour will be engaged for field work on the concession. Capital equipments including water pumps, gensets, communication equipments, computers and assorted field equipments will be purchased. Two 4WD vehicles will be purchased for work.

REVIEW OF PREVIOUS EXPLORATION WORK (1 month)
EGL will undertake a detailed assessment of all past work in the area. All known information on the general area including lithology, structure, types of gold mineralisation, records of old working, geochemical and geophysical data will be collated and evaluated. The company's geologists assigned to the project will be assisted by a consulting Geologist in the review of previous exploration data.

Reconnaissance Field Visits
Field visits will be undertaken to prospective areas selected on the basis of results of the assessment of previous exploration data. The local geology and regolith profile will be determined in preparation for soil sampling. These visits will also aim at assessing possible infrastructural constraints, some of which may be critical and would be of significance in our initial exploration work. Old working sites indicated in reports would also be visited.
A Survey contractor will be contracted to undertaken survey work that will establish the boundaries of the proposed concession. Pillars will be then erected at the pillar locations of the proposed concession.

RECONNAISSANCE EXPLORATION (5 months)
The initial reconnaissance exploration work will involve broad-scale geological mapping and stream sediment sampling, which have proven to be an effective means to detect the presence of possible gold-bearing structures and to prioritise areas for more detailed prospecting and exploration. The assessment of old workings and other gold indices, which would be located using old records, local knowledge and general reconnaissance, will be undertaken during this phase of work. These will be preceded by an evaluation and interpretation of airborne geophysical data (magnetic, radiometric) and landsat imagery.

Stream Sediment and HMC Sampling
A drainage sampling program will be designed to cover the entire concession. A high sampling density of 2-3 sample per sq.km will be adopted in selected prospective areas in order to effectively locate possible gold-bearing structures or bodies. Replicate sampling to check on results of previous stream sediment sampling programs will be conducted. Values of 30ppb and 45ppb Au for active stream sediments and trap (BLEG) samples respectively have been considered as anomalous and have aided in delineating areas with gold-bearing structures on the adjoining licences in the Yamfo-Keyase district.
Two types of sampling will be taken; one type (active) will be taken from straight portions of stream channels where the sediment would include typical sediment load and a small proportion of heavy minerals such as gold; the second type (trap) will be taken from areas in the channel where concentrations of heavy minerals would be expected.
The stream sediment sampling program will thus involve the collection to minus 80 mesh silt fraction and minus 1mm Bulk Leach Extractable Gold (BLEG) samples and heavy mineral concentrate. All silt fraction and BLEG samples will be analysed for gold by Aqua Regia with AAS finish and Bottle Roll cyanide leach extraction with AAS finish respectively.
Approximately 300 samples are expected to be generated.

Rock-float and Bedrock (Outcrop) Sampling
Outcrop and float sampling will be routinely undertaken in areas drained by streams from which visible gold would be recorded in panned concentrates. Sampling will however, be guided by the abundant evidence of shearing , tectonic and hydrothermal brecciation, silicification, pyritisation and the presence of secondary iron oxides/hydroxides. Particular attention will be paid to limonite and iron-stained quartz veins and bedrock exposures.
Approximately 200 rock-chip and grabs samples are expected to be generated.

Geological Traverses and Mapping
Mapping will be undertaken alongside the stream sediment-sampling program and be presented on a scale of 1:25,000. In areas where a regional shear zone has been established, mapping will be on a scale of 1:10,000. The existing geological maps of the area compiled by BGR/GGS on 1:50,000 scale will be used as guides during the mapping program. This program is aimed at identifying various lithologic units, discernible alteration zones, structures and favorable hostrocks.

Regolith Mapping
Much of the concession area is reported to be laterite capped thus limiting rock exposures. Understanding the nature and distribution of ferruginous and lateritic materials helps to develop geochemical sampling strategies for weathered terrain. This knowledge can be attained by regolith-landform mapping to establish regolith stratigraphy. This also paves the way for the most appropriate geochemcial sampling media and techniques to be adopted.

Assessment of Old Workings and Other Gold Indices
This stage of work will involve locating and sampling of historical workings. The aim of this assessment is to describe and categorize the likely types of occurrences, rank them according to priority for further work and to determine the nature of such further work. The following geological and sampling techniques will be employed at this stage of operation:

     o    rehabilitation of old workings
     o    sketch geological mapping
     o    grab/selective sampling of dumps, outcrops or tailings
     o drainage sampling in the immediate vicinity of occurrence Approximately 50 samples are expected to be generated.

FOLLOW-UP WORK (4 months)
This follow-up work will aim at isolating and evaluating bedrock sources of stream geochem anomalies. This work will entail the following:

     1.   Reconnaissance Geochemical Sampling.
     2.   Preliminary Ground Geophysical surveys.
     3.   Limited Pitting and Trenching.

Reconnaissance Soil Sampling
Reconnaissance soil sampling to cover target areas with significant stream geochem anomalies and areas where favorable structures have been interpreted will follow the regional lithologic and structural studies.

Soil geochemistry has proven to be an invaluable tool in exploration successes in the adjoining concession within the Yamfo-Kenyase district. Areas underlain by the belt-type intermediate granitoid in these concessions have featured broad but low-grade soil anomalies (50-200ppb) and subsequent work revealed the anomalies were underlain by very significant and extensive mineralization (eg Kenyase).
EGL will draw from the experiences of soil sampling programs of within the adjoining Yamfo-Kenyase district. The emphasis will be on sampling methodology, quality control, analytical methods and interpretation.

Survey
     o    establishment of baseline
     o    cutting of offset lines at 400-metre intervals.
A survey contractor will be contracted to traverse from the nearest government trigonometric beacon onto the proposed concession and to establish a common point for a local grid that would be tired into the Ghana National Grid. The coordinates for this point will be checked and confirmed using a precision Global Positioning System (GPS) survey instrument:
A baseline will be set out parallel for the geological or structural trend as defined by the landsat and airborne geophysical data. Grid crosslines will be out at 400m intervals to provide control for a reconnaissance soil sampling program. Areas with significant anomalies on the 400metre lines will be resurveyed with additional crosslines at 200m, 100m and 50m line spacing.

Sampling
Soil sampling at 50metre spacing along lines will be undertaken at the initial stage and every second sample will be analysed for gold; if the results from the first set of analyses produce anomalies, the adjacent sample will be analysed. In-fill grid will require sampling at 25metre interval.
Approximately 1500 soil sample are expected to be generated

Ground Geophysical Surveys
The reconnaissance soil survey will be followed by an Induced Polarization (IP) survey in conjunction with combined Ground Magnetic-VLF survey over selected target areas with demonstrated gold mineralisation potential. The intent of the survey is to provide a better indication of bedrock geology, gold-sulphide mineralisation and gold-quartz veins systems. It will also assist in the identification and definition of bedrock structures.
A contractor, Spectral International, who has conducted many similar surveys in Ghana over the past several years, will be contracted to carry out the survey.

Limited Pitting And Trenching
Where warranted, permission would be sought from the Minerals
Commission/Minister to undertake the excavation of a limited number of pits and trenches to test major soil anomalies and for further assessment of promising old workings by trenching. Pits and trenches will be hand-dug to depths of 4m and 3m respectively and channel or grab sampled as appropriate.
Approximately 200 samples are expected to be generated.

ENVIRONMENTAL ISSUES
During the performance of reconnaissance work, EGL will be sensitive to the environment in general and the indigenous population in particular. Practices to be observed will include:
     o    Tree cutting to be minimal.
     o    Large pits and trenches will be fenced or covered.
     o    Stream pollution will be avoided.
     o    Sacred ground will be avoided
     o    Any cash and food crops destroyed will be adequately compensated.
At the feasibility stage, a complete environmental assessment would be carried out in line with the guidelines laid down by the Environmental Protection Agency.

                                 PROPOSED COSTS

REVIEW OF PREVIOUS EXPLORATION DATA (1 Month)
---------------------------------------------


Consultant                                                             $5000

2 Geologist @ (cent)250,000/day
for 30 days                                        (cent)15,000,000


                                 Sub-Total= (cent)15,000,000           $5000


RECONNAISSANCE EXPLORATION (5 months)
-------------------------------------

Staff/Labour Requirements
-------------------------

2 Geologist @ (cent)250,000/man/day
for 150 days                                       (cent)75,000,000

2 Geological Technician @ (cent)150,000 /man/day
for 150 days                                       (cent)45,000,000

4 Field Assistants @ (cent)75,000/man/day
for 150 days                                       (cent)45,000,000

30 Unskilled Casual Labour @ (cent)30,000/man/day
for 130 days                                       (cent)117,000,000


Transport
---------

2 4WD Pick-up Vehicles                                                 $60,000

Vehicle running cost @ (cent)180,000/vehicle/day
for 150 days                                       (cent)54,000,000

Field Consumbles/Supplies
-------------------------

Hand and Mineral processing tools,                 (cent)20,000,000    $1500
Safety equipment, sample bags, etc

Capital Equipments
------------------

Computers, Communication gadgets                                       $10,000
Water pumps, genset, etc

Administrative and Support Expenses
-----------------------------------

Office and Camps setup and running costs,          (cent)30,000,000
Utilities and services, travel cost, legal and other retainer fees, etc

Licencing costs and Compensation
--------------------------------

Licence application cost, community                (cent)60,000,000
donations, crop compensation, etc

Assay costs
-----------

300 stream sediment samples @ $8.50/sample                             $2250
200 rock-chip and grab samples @ $7.50/sample                          $1500

                                 Sub-Total= (cent)446,000,000          $75,250


FOLLOW-UP WORK (4 months)
-------------------------

Staff/Labour Requirements
-------------------------

2 Geologists@ (cent)250,000/day
for 120 days                                       (cent)60,000,000

2 Geological Technicians@ (cent)150,000/day
for 120 days                                       (cent)36,000,000

4 Field Assistants @ (cent)75,000/man/day
for 120 days                                       (cent)36,000,000

30 Unskilled Casual labour @ (cent)30,000/man/day
for 100 days                                       (cent)90,000,000


Transport
---------

Vehicle running costs @ (cent)180,000/vehicle/day
for 120 days                                       (cent)43,200,000

Field Consumbles/Supplies
-------------------------

Same as above                                      (cent)15,000,000    $1,500

Data Acquisition and Interpretation
-----------------------------------

Airphotos, Landsat imagery, Airborne                                   $25,000
Geophysical data, relevant Geological
data

Administration and Support Expenses
-----------------------------------

Same as above                                      (cent)50,000,000

Pitting and Trenching
---------------------

20 pits (1 * 1 * 4m) @ (cent)60,000/m3             (cent)4,800,000

200 metre trenching (3 metres depth)
@ (cent)25,000/m3                                  (cent)15,000,000

Technical Consultancy
---------------------

Surveying/Geodetic                                 (cent)45,000,000

Geophysical Surveys                                                    $10,000


Assay Costs
-----------

1500 soil samples @ $8.50/sample                                       $12,750

200 rock channel and grab samples @ $7.50/sample                       $1500


                                 Sub-Total= (cent)395,000,000          $50,725


ASSESSMENT OF DATA & REPORT PREP
--------------------------------

General Consulting                                                     $10,000

                                GOLD CONCESSION
                              FOR ETERNITY GH. LTD
                            SITUATE AT DUAYAW NKWANTA
                                SHEWN EDGED PINK
                               AREA=66.82 SQ. KM.


                                  [MAP OMITTED]